UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
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TRISTATE CAPITAL HOLDINGS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement if other than the registrant)
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Item 8.01 Other Events

At the TriState Capital Holdings, Inc. Annual Meeting of Shareholders on May 17, 2021, the Company’s Board of Directors recommends voting FOR Proposal 4 (“the Plan Proposal”), which seeks approval to amend the Company’s Omnibus Incentive Plan (the “Plan”) to (i) increase the number of authorized shares of common stock issuable under the Plan and (ii) clarify the persons eligible for awards under the Plan to facilitate the grant of director equity awards, other than stock options, to any person or entity with the contractual right to representation on the Board of Directors. The proposed amendment to the Plan consists of an increase to the maximum number of shares authorized for issuance under the Plan by 800,000 to 5,800,000 shares.

The Company is providing the following supplemental information to help shareholders evaluate the Plan Proposal.

The Company is providing additional clarifying information regarding the large portion of its equity allocations that have been made on a value-neutral basis in lieu of cash incentive payments that were otherwise earned for the years ended December 31, 2018 through December 31, 2020 and for the three months ended March 31, 2021. For this purpose, Figure 1 below separates cash-settled awards and stock-in-lieu of cash compensation (value neutral/value for value), which was originally reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as part of a combined figure along with grants of equity. Going forward, the Company will provide the information in Figure 1 in its proxy filings.

The Company is also affirming that as of March 31, 2021, the Company had 413,384 shares available for grant remaining in the Plan. This accounts for shares issued in 2021, predominantly in connection with the 2020 annual incentive plan settlement and related issuance of restricted shares both in lieu of cash payments, as well as other annual equity compensation grants. This remaining number of shares is significantly lower than the shares available for grant remaining as of December 31, 2020, which was prior to the Company’s annual incentive plan settlement and related issuance of restricted shares related to 2020. Ultimately, this reduced number of shares available results in a lower Shareholder Value Transfer (“SVT”) calculation, cost of plan assessment, and Burn Rate under the Plan.

As of March 31, 2021, the Company had 288,620 outstanding stock options with a weighted average exercise price of $11.00 and weighted average remaining contractual life of two months. In addition, as of March 31, 2021, the Company had 1,888,689 outstanding restricted shares which had a weighted average remaining amortization period of 2.32 years.

Figure 1 below provides the year by year Full Value Awards by specifically showing and subtracting the number of shares that were issued in lieu of cash in the applicable period, as well as the applicable Burn Rate.

Figure 1. Stock-in-Lieu of Cash	Jan. 1, 2021 - March 31, 2021	2020	2019	2018

Total restricted shares awarded	585,386	638,832	580,453	423,113
Less restricted stock-in-lieu of cash	299,281	301,407	313,796	187,613
Full value awards	286,105	337,425	266,657	235,500
Full value awards/total restricted shares awarded (%)	48.87%	52.82%	45.94%	55.66%
Weighted average common shares outstanding	33,045,897	29,810,344	29,308,983	28,924,765
Unadjusted burn rate	0.87%	1.13%	0.91%	0.81%
Three year average			0.95%

Using this updated current number of shares available for grant and clarified information about the portion of the equity allocation that has historically been comprised of value neutral stock-in-lieu of cash, Figure 2 below illustrates the adjustments to the calculation of new + existing shares available for grant and on the calculation of net granted unexercised/unvested shares, as well as basic and full dilution.

Figure 2. Omnibus Incentive Plan	Share Count	Basic Dilution	Full Dilution
	3/31/2021	3/31/2021	3/31/2021
Shares outstanding	33,160,605
New shares requested under plan amendment	800,000	2.41%	2.26%
Existing shares available for grant	413,384	1.25%	1.17%
New + existing shares available for grant	1,213,384	3.66%	3.42%
Outstanding and unexercised stock options	288,620
Outstanding and unvested restricted shares	1,888,689
Gross granted unexercised/unvested shares	2,177,309
Less stock issued in lieu of cash (1/1/2018 - 3/31/2021)	1,102,097
Granted unexercised/unvested shares	1,075,212	3.24%	3.03%
Total share allocation	2,288,596	6.90%	6.46%
Fully diluted shares	35,449,201

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